UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 26, 2014

INVACARE CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	001-15103	95-2680965
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
(Address of principal executive offices, including zip code)

(440) 329-6000
(Registrant’s telephone number, including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2014, Louis F. J. Slangen informed Invacare Corporation (the “Company”) of his decision to retire as the Executive Vice President of Marketing and Chief Product Officer of the Company, effective as of February 28, 2014.
Upon Mr. Slangen’s retirement on February 28, 2014, John M. Remmers, the Company’s Senior Vice President - Global Supply Chain, Operations and Engineering, will assume Mr. Slangen’s primary responsibilities with the Company. Mr. Remmers joined the Company in 2010 as the Senior Vice President, Global Supply Chain and Operations, and he has continued to expand his responsibilities with the Company. Before joining the Company, he was Executive Vice President and General Manager at TTI Floor Care where he was responsible for select business units, product marketing, engineering, operations and supply chain. Prior to that, he spent thirteen years with Robert Bosch Tool Corporation, where he served as Manager of Operations and Strategic Planning, Director and Vice President of Distribution, Director of Engineering and Senior Vice President of New Product Development.
On February 26, 2014, the Company and Mr. Slangen entered into a retirement agreement and release (the “Retirement Agreement”). The Retirement Agreement supersedes and replaces any other prior agreements, contracts or promises with respect to Mr. Slangen’s separation from the Company, except to the extent provided in the Retirement Agreement. The principal terms of the Retirement Agreement provide that:

•
Mr. Slangen will be paid at his current salary ($398,000 annually), plus an additional amount of $10,500 annually in lieu of certain benefits he would have been entitled to had he remained an employee, in each case through June 30, 2015.

•	In recognition of his retirement, Mr. Slangen will be paid $25,000 on or before March 15, 2014.

•
Mr. Slangen will be eligible for a cash bonus measured as if he was a participant in the Company’s executive incentive compensation program for 2014, as if he had been employed for the entire calendar year 2014, with a minimum aggregate guaranteed bonus amount paid in 2014 of $186,562.50.

•
Mr. Slangen will be eligible for a cash bonus measured as if he was a participant in the Company’s executive incentive compensation program for 2015, as if he had been employed for the period January 1, 2015 through June 30, 2015, with a minimum guaranteed bonus amount of $25,000 and a maximum of his target bonus amount for such six-month period of $149,250.

•	Mr. Slangen will continue as a participant in the Company’s death benefit only insurance plan at 1x his current salary ($398,000 annually) and otherwise in accordance with the terms of the plan.

•
Mr. Slangen will become entitled to any benefits he has accrued under the Company’s retirement benefit plans upon his retirement. Mr. Slangen’s participation as an active employee under the retirement benefit plans will cease as of his retirement and he will not be entitled to any additional benefit accruals under the plans.

•
Any unvested portion of outstanding Company stock options or restricted stock held by Mr. Slangen will be forfeited upon his retirement, and any vested portion of such stock options will remain exercisable following his retirement to the extent provided in the applicable award agreement.

•
Mr. Slangen will be entitled to continued possession and use, and to ownership, of certain business equipment and to reimbursement for up to an aggregate of $4,000 for certain monthly residential and utility expenses through June 7, 2014.

•
If a change in control of the Company occurs on or before June 30, 2015, any unpaid salary continuation and guaranteed bonuses under the Retirement Agreement will accelerate and be payable to Mr. Slangen following the change of control. Following any such change of control, Mr. Slangen will continue to be eligible for any potential additional cash bonus, measured as if he was a participant in the Company’s executive incentive compensation plan on the same basis, if any, as the Company’s senior management group, as provided in the Retirement Agreement (net of any guaranteed bonuses paid).

Under the Retirement Agreement, Mr. Slangen agreed to a general release of claims against the Company and reaffirmed his existing confidentiality and non-competition obligations.
The foregoing summary of the terms and conditions of the Retirement Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Retirement Agreement and Release by and between Invacare Corporation and Louis F.J. Slangen executed February 26, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVACARE CORPORATION
(Registrant)

Date: February 27, 2014	By:	/s/ Robert K. Gudbranson
	Name:	Robert K. Gudbranson
	Title:	Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Retirement Agreement and Release by and between Invacare Corporation and Louis F.J. Slangen executed February 26, 2014.